UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

Item 1: On June 14, 2016, Barington issued the following press release:

FOR IMMEDIATE RELEASE
June 14, 2016

BARINGTON GROUP FILES DEFINITIVE PROXY STATEMENT AND MAILS LETTER TO THE STOCKHOLDERS OF CHICO’S FAS, INC.

Letter Highlights the Barington Group’s Serious Concerns Regarding Chico’s and Outlines its Comprehensive Plan to Unlock the Company’s Long-Term Value Potential

Urges Shareholders to Vote the BLUE Proxy Card to Elect the Barington Group’s Highly Qualified Shareholder Representatives to the Chico’s Board

NEW YORK, N.Y., June 14, 2016 – The Barington Group, which collectively beneficially owns more than 1.5% of the outstanding shares of common stock of Chico’s FAS, Inc. (NYSE: CHS), announced today that it has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies to elect its highly qualified nominees to the Chico’s Board.  The Barington Group also announced that it has mailed a letter to the stockholders of Chico’s highlighting its serious concerns with the Company and outlining the Barington Group’s comprehensive plan to unlock the Company’s long-term value potential.  The Barington Group’s letter is available on the SEC’s website and can be viewed by clicking the following link: http://tinyurl.com/glbt46c.

In the letter, the Barington Group highlights the reasons for its proxy solicitation, which include the Company’s extremely disappointing performance and poor executive compensation practices under its current Board of Directors:

•
The Company’s common stock has significantly underperformed its peers and the market as a whole over the past 1, 3, 5 and 10-year periods.  The Company’s stock is down over 30% over the past 12 months and has fallen approximately 78% from its all-time high of $48.90 in February 2006, wiping out almost $5 billion in market capitalization.

•
Chico’s has suffered from declining comparable store sales and disproportionately high SG&A expenses.  It has also suffered over a $200 million loss associated with the Company’s disastrous acquisition of Boston Proper.

•
The Barington Group believes that Chico’s has failed to properly align CEO pay with performance, as  the Board awarded CEO Shelley Broader a compensation package that is almost twice the size of the median compensation paid to the CEOs of the Company’s peers in 2015.

•
The Board has nominated Bonnie Brooks, the Vice Chairman of Hudson’s Bay Company, which owns and operates two sizable department store chains that directly compete with the Company.  If Ms. Brooks is elected at the 2016 Annual Meeting, her service on the Chico’s Board would create a conflict of interest, if not a potential violation of antitrust law.

The Barington Group states in the letter that while it recognizes that Chico’s has announced that it is implementing some of the suggestions it has made, the Barington Group believes that the measures that have been announced are insufficient and outlines a comprehensive plan to help unlock the Company’s long-term value potential.

The Barington Group has launched a website, www.barington.com/chicos.html, dedicated to the election of its two highly qualified shareholder representatives to the Chico’s Board at the Company’s upcoming 2016 Annual Meeting.  The Barington Group’s nominees are:

James A. Mitarotonda – Mr. Mitarotonda, 62, is the Chairman and Chief Executive Officer of Barington Capital Group, L.P.  Mr. Mitarotonda is an experienced public company director who has served on more than a dozen boards and has helped numerous public companies improve their long-term financial performance, corporate governance and executive compensation practices.  He is currently a director of A. Schulman, OMNOVA Solutions, Inc., The Eastern Company and Barington/Hilco Acquisition Corp.  He has also served as a director of The Jones Group, Ameron International, Griffon Corporation, Gerber Scientific, Register.com, Inc. and The Pep Boys – Manny, Moe & Jack, among other companies.

Janet E. Grove – Ms. Grove, 65, has over 40 years of retail industry experience, including serving as Vice Chairman of Macy’s, Inc., a leading department store chain, and as Chairman and Chief Executive Officer of Macy’s Merchandising Group, where she was responsible for designing, sourcing, marketing and merchandising Macy’s private branded products and managing key vendor relationships.

If you have any questions or need assistance in voting the Barington Group’s BLUE proxy card, please contact the Barington Group’s proxy solicitor, Okapi Partners LLC.

OKAPI PARTNERS LLC 1212 Avenue of the Americas, 24th Floor New York, NY 10036 (212) 297-0720 Stockholders Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and other consumer-focused companies, with prior investments in Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands, Maxwell Shoe, Avon Products, Lone Star Steakhouse, Darden Restaurants and Harry Winston, among others.

CONTACTS:

Jared L. Landaw
Chief Operating Officer
Barington Capital Group, L.P.
Email:	jlandaw@barington.com
Tel:	(212) 974-5713

Okapi Partners LLC
Email:	info@okapipartners.com
Tel:	(212) 297-0720
(877) 566-1922 (toll-free)

#  #  #

Item 2: The following materials were posted by Barington to www.barington.com/chicos.html: